Exhibit 11(a)

Kirkpatrick & Lockhart LLP
1800 Massachusetts Avenue, N.W.
Second Floor
Washington, DC 20036-1221
202.778.9000
www.kl.com

May 3, 2002

          We hereby consent to the use of our legal opinion regarding the legality of issuance of shares and other matters filed as Exhibit 10 of Post-Effective Amendment No. 93 to the Registrant's Registration Statement on Form N-1A filed on December 13, 1994, which opinion is incorporated by reference as an exhibit to this Registration Statement on Form N-14. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulation of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Kirkpatrick & Lockhart LLP